UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2014

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement.

The Company has a Business Loan Agreement dated July 5, 2013 with Northern Bank & Trust Company (the “Bank”) pursuant to which the Company borrowed $15.0 million secured by the Company’s real estate in Beverly, Massachusetts.  All outstanding principal and interest on the term loan is due and payable on July 5, 2016.  The Company’s financial results for the quarter ended March 31, 2014 caused the Company not to meet the Debt Service Ratio covenant in the Business Loan Agreement, which covenant was waived by the Bank.  The Company was in compliance with all other covenants associated with the term loan during the first quarter of 2014.

The Company and the Bank have entered into a letter agreement dated as of May 2, 2014, which amended the Debt Service Ratio covenant in the Business Loan Agreement to defer its effectiveness until September 30, 2014.  Accordingly, commencing with the quarter ending September 30, 2014, the Company’s quarterly net operating income multiplied by 4 must be not less than the actual annual debt service over the twelve months following the start of such quarter, multiplied by 1.45.  All other terms of the Business Loan Agreement remain in effect.

Item 2.02 Results of Operations and Financial Condition

On May 6, 2014, Axcelis Technologies, Inc. (the “Company”) issued a press release regarding its financial results for the quarter ended March 31, 2014.  The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 6, 2014. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2014	Axcelis Technologies, Inc.

	By:	/s/ KEVIN J. BREWER
Kevin J. Brewer
Executive Vice President and Chief Financial Officer